                                                                  Exhibit (d)(2)







                        PRINCIPAL SHAREHOLDERS AGREEMENT


                                  BY AND AMONG


                            AMERADA HESS CORPORATION,


                         AMERADA HESS (CAYMAN) LIMITED,


                              TRITON ENERGY LIMITED


                                       AND


       THE SHAREHOLDERS OF TRITON ENERGY LIMITED LISTED ON ANNEX A HERETO


                            Dated as of July 9, 2001

                        PRINCIPAL SHAREHOLDERS AGREEMENT



      PRINCIPAL SHAREHOLDERS AGREEMENT (this "Agreement") dated as of July 9, 2001, by and among AMERADA HESS CORPORATION ("Parent"), a corporation organized under the laws of Delaware, AMERADA HESS (CAYMAN) LIMITED ("Sub"), a company limited by shares organized under the laws of the Cayman Islands and a wholly owned subsidiary of Parent, each of the shareholders of the Company set forth on Annex A hereto (each, a "Shareholder") and, solely for purposes of the last sentence of Section 2.1, Section 5.3(b) and Article VIII, TRITON ENERGY LIMITED (the "Company"), a company limited by shares organized under the laws of the Cayman Islands.

                             W I T N E S S E T H:

      WHEREAS, Parent, Sub and the Company propose to enter into an Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"), pursuant to which Sub is to make a tender offer to purchase, subject to the terms and conditions of the Acquisition Agreement, any and all of the Ordinary Shares (including the associated Rights) of the Company (the "Offer");

      WHEREAS, as of the date hereof, each Shareholder or such Shareholder's Affiliates "beneficially own" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and each Shareholder or such Shareholder's Affiliates are entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of Ordinary Shares and/or Preferred Shares set forth opposite such Shareholder's name on Annex A hereto, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, amalgamation, scheme of arrangement, consolidation, reorganization or other change in the capital structure of the Company affecting the Ordinary Shares or Preferred Shares (such shares, together with any other shares the beneficial ownership of which is acquired by such Shareholder or such Shareholder's Affiliates during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as such Shareholder's "Subject Shares"); and

      WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Acquisition Agreement, and as an inducement and in consideration therefor, Parent has required that each Shareholder agrees, and each Shareholder has agreed, to enter into this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

      Section 1.1 Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

                                   ARTICLE II

                                TENDER OF SHARES

      Section 2.1 Tender of Shares. Each Shareholder hereby agrees to (A) in the case of Ordinary Shares, tender validly (and not to withdraw unless instructed by Purchaser), or to cause to be tendered validly (and not withdrawn unless instructed by Purchaser), and (B) in the case of Preferred Shares, duly surrender for conversion, conditional upon the Offer not being terminated, not expiring and Sub accepting for payment Ordinary Shares in the Offer and with appropriate instructions (which instructions shall be revoked only upon the direction of Purchaser) that the Ordinary Shares issuable upon such conversion are to be tendered pursuant to the Offer immediately prior to the expiration of the initial offering period of the Offer (including any extensions thereof), in each case pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of such Shareholder's Subject Shares, in each case not later than (i) the third (3rd) Business Day after commencement of the Offer and (ii) in the case of any Subject Shares acquired after the date hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or otherwise, the next succeeding Business Day after acquisition thereof, and will cause such Shareholder's Subject Shares to remain, in the case of Ordinary Shares, validly tendered and not withdrawn and, in the case of Preferred Shares, surrendered for conversion with appropriate tender instructions until the earlier of (x) the Offer being terminated or expiring and Sub not accepting for payment all Ordinary Shares validly tendered in the Offer and (y) Parent, in the case of Ordinary Shares, instructing such Shareholder to withdraw such Shareholder's Shares or, in the case of Preferred Shares, instructing such Shareholder to revoke such Shareholder's tender and conversion instructions, in which case such Shareholder shall immediately withdraw all Ordinary Shares and revoke tender and conversion instructions with respect to Preferred Shares. Notwithstanding the provisions of the preceding sentence, in the event that any Ordinary Shares are for any reason withdrawn from the Offer or the tender and conversion instructions relating to Preferred Shares are revoked, in either case other than upon the instruction of Purchaser, such Ordinary Shares and Preferred Shares shall remain subject to the terms of this Agreement so long as this Agreement remains effective. The parties hereby acknowledge and agree that the obligation of Sub to accept for payment and pay for the Ordinary Shares in the Offer, including the Subject Shares, is subject to the conditions set forth in Annex A to the Acquisition Agreement; provided, that the only conditions of Parent and Sub to purchase Subject Shares pursuant to Section 4.1 of this Agreement are set forth on Annex B hereto. The Company hereby acknowledges and agrees that the surrender for conversion of Preferred Shares on a conditional basis shall not constitute a conversion until the conditions relating thereto are satisfied or waived and the Company hereby waives any and all notice or waiting period requirement with respect to a conversion of such Preferred Shares.

                                  ARTICLE III

                                VOTING AND PROXY

      Section 3.1 Agreement to Vote the Subject Shares. Each Shareholder, in its capacity as such, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the share capital of the Company, however called, or in connection with any written consent of the holders of any class or classes of the share capital of the Company, such Shareholder shall vote (or cause to be voted) the Subject Shares (x) in favor of the approval of the terms of the Acquisition Agreement and each of the other transactions contemplated by the Acquisition Agreement and this Agreement and any actions required in furtherance thereof, (y) against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries under the Acquisition Agreement or of such Shareholder under this Agreement, and
(z) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the transactions contemplated by the Acquisition Agreement): (i) any extraordinary corporate transaction, such as an amalgamation, merger, scheme of arrangement, consolidation or other business combination involving the Company or any of its Subsidiaries and any Acquisition Proposal; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its Subsidiaries (each of the actions in (i) or (ii), a "Business Combination"); (iii) (A) any change in the Persons who constitute the board of directors of the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Memorandum of Association or the Company's Articles of Association; (C) any other material change in the Company's corporate structure or business; or (D) any other action involving the Company or any of its Subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by this Agreement or the Acquisition Agreement. Each Shareholder hereby agrees that such Shareholder shall not, and shall use commercially reasonable efforts to cause its Affiliates not to, enter into any agreement, letter of intent, agreement in principle or understanding with any Person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement or the Acquisition Agreement.

      Section 3.2 Grant of Proxy. Each Shareholder hereby appoints Parent, Sub and any designee of Parent or Sub, and each of them individually, such Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to such Shareholder's Subject Shares in accordance with Section 3.1. This proxy is given to secure the performance of the duties of each Shareholder under this Agreement. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

      Section 3.3 Nature of Proxy. The proxy and power of attorney granted pursuant to Section 3.2 by each Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke all prior proxies granted by such Shareholder. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder.

                                   ARTICLE IV

                                PURCHASE AND SALE

      Section 4.1 Purchase and Sale. Subject to the terms and conditions herein set forth, if the initial offering period of the Offer (including any extension thereof) has terminated or expired without the acceptance for purchase of each Shareholder's Ordinary Shares tendered pursuant to Section 2.1 (the "Purchase Date"), each Shareholder hereby severally agrees to sell, and Parent hereby agrees to cause Sub, and Sub hereby agrees to purchase, all of each Shareholder's Subject Shares. Sub shall have the right to purchase either the Preferred Shares or to cause any Shareholder to convert such Preferred Shares into Ordinary Shares and purchase such Ordinary Shares. The purchase price shall be the greater of (a) in the case of Ordinary Shares, U.S. $45.00 per Ordinary Share net to the Shareholder in cash and in the case of Preferred Shares, $180.00 per Preferred Share, plus accumulated and unpaid dividends through the date of purchase, net to the Shareholder in cash and (b) in the case of Ordinary Shares, the highest price paid per Ordinary Share in the Offer and, in the case of Preferred Shares, the as-converted equivalent amount per Preferred Share as such highest price paid per Ordinary Share in the Offer, plus accumulated and unpaid dividends through the date of purchase. The obligation of Sub to purchase the Subject Shares is subject to the satisfaction or waiver of each of the conditions set forth on Annex B.

      Section 4.2 Closing. Subject to Section 4.3, the Closing (the "Closing") of the purchase of each Shareholder's Subject Shares referred to in Section 4.1 shall take place on the third (3rd) Business Day after the Purchase Date (the "Share Purchase Closing Date"); provided, that each of the conditions set forth on Annex B shall have been satisfied or waived on such Share Purchase Closing Date. If the conditions set forth on Annex B have not been satisfied or waived on such Share Purchase Closing Date, the Share Purchase Closing Date shall be the third (3rd) Business Day following the satisfaction or waiver of such conditions. The Closing shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York. At the Closing, Parent or Sub will deliver to each Shareholder, by wire transfer of immediately available funds to the account designated by such Shareholder to Parent or Sub prior to the Closing, the aggregate purchase price payable in respect of the Subject Shares to be purchased from such Shareholder at the Closing and each Shareholder will deliver to Parent or Sub such Subject Shares, free and clear of all Liens, with the certificate or certificates evidencing such Subject Shares being duly endorsed for transfer by such Shareholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Sub. Each Shareholder will pay all United States federal, state and local transfer taxes that may be payable in connection with the sale of the Subject Shares to Sub.

      Section 4.3 Subsequent Offering Period. Notwithstanding Section 4.2, in the event that the Share Purchase Closing Date occurs during a subsequent offering period being conducted pursuant to the Offer, upon the request of Parent each Shareholder shall immediately tender such Shareholder's Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) into the Offer and, provided that the Shareholder's Ordinary Shares are accepted and paid for in the subsequent offering period in accordance with applicable law, the Closing pursuant to Section 4.2 shall not take place.

                                   ARTICLE V

                                   COVENANTS

      Section 5.1 Generally. Each Shareholder agrees that, except as contemplated by the terms of this Agreement, such Shareholder shall not and shall cause its Affiliates not to (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Subject Shares; (ii) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of such Shareholder's Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Shareholder's Subject Shares; and (iii) such Shareholder shall not take any action that would have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement.

      Section 5.2 No Solicitation of Other Offers. Each Shareholder shall (solely in his or its capacity as a Shareholder), and shall use its commercially reasonable efforts to cause its Affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents immediately to, cease any discussions or negotiations with any other Person or Persons that may be ongoing with respect to any Acquisition Proposal. No Shareholder shall take, and shall use its commercially reasonable efforts to cause its Affiliates and its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or Affiliates not to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Amalgamation or any other transaction contemplated by this Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Sub) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its Affiliates or representatives. Each Shareholder shall use its commercially reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by such Shareholder or any of its Affiliates or representatives including, but not limited to, where necessary obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

      Section 5.3 Investor Rights Agreement. HM4 Triton L.P. ("HM4 Triton"), a Cayman Islands exempted limited partnership and a Shareholder, hereby gives its consent for purposes of Article IV of the Investor Rights Agreement, to the consummation of the transactions contemplated by this Agreement and the Acquisition Agreement and the taking of any actions by the Company and its Subsidiaries in furtherance thereof. HM4 Triton agrees that it shall not take any action, grant any consent, or otherwise exercise any of such Shareholder's rights (including by way of failing or declining to grant any approval or consent) under the Investor Rights Agreement (including Section 4.3 or otherwise) without the prior written consent of Parent. Without limiting the foregoing, HM4 Triton agrees that it shall not amend, or agree to amend, any provision of the Investors Rights Agreement without the prior written consent of Parent.

      (a) The Company hereby waives any right of first offer, right to purchase Shares, right to notice or other right it may be provided in Section 3.3 of the Investor Rights Agreement that may be triggered as a consequence of this Agreement or the Acquisition Agreement or the consummation of the transactions contemplated hereby or thereby. The Company agrees that it shall not amend, or agree to amend, any provision of the Investor Rights Agreement without the prior written consent of Parent.

      Section 5.4 Conversion of Preferred Shares. Each Shareholder agrees not to convert, and to cause its Affiliates not to convert, any Preferred Shares, conditionally or otherwise, other than as required by Section 2.1, Section 4.1 or Section 4.3 of this Agreement or with the prior written consent of Parent. Each Shareholder hereby agrees to convert immediately any or all of the Preferred Shares beneficially owned by such Shareholder upon the request of Parent; provided, that all of the conditions in Annex B to this Agreement have been satisfied or waived and Purchaser or Sub purchases such Ordinary Shares within three (3) Business days thereafter.

      Section 5.5 Compliance with Law; Acquisition Agreement. Each Shareholder agrees and Parent and Sub agree to comply with all applicable law, including without limitation, the Exchange Act in connection with the transactions contemplated by this Agreement. The Shareholders and Parent and Sub agree to prepare and promptly (but in no event later than ten (10) Business Days following the date of this Agreement) file all necessary applications under HSR Act with respect to the purchase of the Subject Shares pursuant to this Agreement. Each of Parent and Sub agree to materially perform all of their respective agreements and materially satisfy all of their respective obligations under the Acquisition Agreement.

      Section 5.6 Extension of Initial Offering Period. Parent and Sub agree not to extend the initial offering period of the Offer beyond the date which is sixty (60) days after the date of commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer without the prior consent of HM4 Triton.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

      Each Shareholder hereby represents and warrants to Parent and Sub as follows:

      Section 6.1 Due Organization, etc. Such Shareholder (if it is a company or partnership) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Such Shareholder (i) if it is a company or partnership, has all necessary power and authority and/or (ii) if it is an individual, has the capacity, in each case to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder (if it is a company or partnership) have been duly authorized by all necessary action on the part of such Shareholder.

      Section 6.2 Ownership of Shares. Such Shareholder or its Affiliate legally or beneficially owns the number of Ordinary Shares and/or Preferred Shares set forth opposite such Shareholder's name on Annex A hereto. The number of Ordinary Shares and/or Preferred Shares set forth opposite such Shareholder's name on Annex A hereto are all of the Ordinary Shares and/or Preferred Shares legally or beneficially owned by such Shareholder. Such Shareholder has sole voting power and sole power of disposition, in each case with respect to all of the Shares set forth opposite such Shareholder's name on Annex A hereto, with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.

      Section 6.3 No Conflicts. (i) Except for compliance with Antitrust Laws, no filing with any Governmental Entity, no Permit and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of any applicable organizational documents applicable to such Shareholder, (B) result in, or give rise to, a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's Subject Shares, properties or assets may be bound, or (C) assuming compliance with Antitrust Laws, violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets, which could reasonably be expected to adversely affect such Shareholder's ability to perform its obligations under this Agreement.

      Section 6.4 No Finder's Fees. Except as disclosed pursuant to the Acquisition Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

      Section 6.5 No Encumbrances. Such Shareholder's Subject Shares and the certificates representing such Shareholder's Subject Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all Liens except for any such encumbrances or proxies arising hereunder. The transfer by such Shareholder of such Shareholder's Subject Shares to Sub shall pass to and unconditionally vest in Sub good and valid title to all of such Shareholder's Shares, free and clear of all claims, Liens, restrictions, limitations and encumbrances whatsoever, other than any such encumbrances created by Sub.

      Section 6.6 Reliance by Parent. Such Shareholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Acquisition Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder.

      Section 6.7 Investor Rights Agreement. The Investor Rights Agreement has been duly executed and delivered by HM4 Triton and constitutes a valid and binding obligation of HM4 Triton enforceable against HM4 Triton in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Upon the purchase by Parent or Sub of the Preferred Shares beneficially owned by HM4 Triton, Parent and Sub shall constitute "the Purchaser" as such term is defined in the Investor Rights Agreement and shall be entitled to all of the benefits of "the Purchaser" thereunder.

                                  ARTICLE VII

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub hereby jointly and severally represent and warrant to each Shareholder as follows:

      Section 7.1 Due Organization, etc. Each of Parent and Sub is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly authorized by all necessary action on the part of Parent and Sub and, assuming its due authorization, execution and delivery by each Shareholder constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      Section 7.2 No Conflicts. (i) Except for compliance with Antitrust Laws and federal securities laws, no filing with any Governmental Entity, no Permit and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent or Sub and the consummation by Parent and Sub of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Parent or Sub, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties or assets may be bound, or (C) assuming compliance with Antitrust Laws, violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets which could reasonably be expected to adversely affect Parent's or Sub's ability to perform its obligations under this Agreement.

      Section 7.3 Investment Intent. The purchase of the Subject Shares from such Shareholder pursuant to this Agreement is for the account of Parent or Sub for the purpose of investment and not with a view to or for sale in connection with any distribution thereof in violation of any applicable provisions of the Securities Act.

      Section 7.4 No Finder's Fees. Except for Goldman Sachs & Co., Inc. (whose fees and expenses as financial advisor to Parent and Sub shall be paid by Parent or Sub), no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

      Section 7.5 Litigation. As of the date of this Agreement, there is no suit, action, proceeding or indemnification claim pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that individually or in the aggregate reasonably could be expected to (i) impair the ability of Parent or Sub to perform its obligations under this Agreement in any material respect or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which reasonably could be expected to have, any effect referred to in clause (i) or (ii) above.

      Section 7.6 Ownership of Sub. Parent owns, directly or indirectly, all of the issued and outstanding share capital of Sub, and there are no outstanding options, warrants or other securities convertible into, or rights to acquire, any share capital of Sub.

      Section 7.7 Reliance by Shareholder. Parent and Sub understand and acknowledge that each Shareholder is entering into this Agreement in reliance upon the execution and delivery of the Acquisition Agreement by Parent and Sub.

                                  ARTICLE VIII

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to each Shareholder and each of Parent and Sub as follows:

      Section 8.1 No Adjustment. There has been no adjustment to the conversion price of the Preferred Shares pursuant to Section 5(c) of the Share Designation resolutions of the Board of Directors of the Company relating to the Preferred Shares.

      Section 8.2 Investor Rights Agreement. The Investor Rights Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. Upon the purchase by Parent or Sub of the Preferred Shares beneficially owned by HM4 Triton, Parent and Sub shall constitute "the Purchaser" as such term is defined in the Investor Rights Agreement and shall be entitled to all of the benefits of "the Purchaser" thereunder.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1 Shareholder Capacity. No Shareholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his, her or its capacity as such director or officer. Each Shareholder executes this Agreement solely in his or her capacity as the record holder or beneficial owner of such Shareholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Shareholder or any officer, director, partner or Affiliate of such Shareholder in his, her or its capacity as an officer or director of the Company.

      Section 9.2 Publication. Each Shareholder hereby permits Parent and Sub to publish and disclose in the Offer Documents and, if approval of the shareholders of the Company is required under applicable law, in the Proxy Statement (including all documents and schedules filed with the Commission) its identity and ownership of Ordinary Shares and/or Preferred Shares and the nature of its commitments, arrangements, and understandings pursuant to this Agreement.

      Section 9.3 Further Actions. Each of the parties hereto agrees that it will use its commercially reasonable efforts to do all things necessary to convey the Subject Shares pursuant to, and in accordance with, this Agreement.

      Section 9.4 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

      Section 9.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties, except that each of Parent and Sub may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent; provided, however, that such Subsidiary is directly or indirectly wholly owned by Parent on the Share Purchase Closing Date. Nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto, any rights or remedies.

      Section 9.6 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the relevant parties hereto.

      Section 9.7 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

      (i) If to any Shareholder, to such Shareholder at the address set forth immediately beneath such Shareholder's name on Annex A:

            with a copy (which shall not constitute notice) to:

            Weil, Gotshal & Manges LLP
            100 Crescent Court, Suite 1300
            Dallas, TX  75201
            Attention:  Glenn D. West
            Fax:  214-746-7777


      (ii)  If to Parent or Sub, to it at:

            Amerada Hess Corporation
            1185 Avenue of the Americas
            New York, NY  10036
            Attention:  J. Barclay Collins, II
            Fax:  212-536-8390
            with a copy (which shall not constitute notice) to:

            White & Case LLP
            1155 Avenue of the Americas
            New York, New York  10036
            Attention:  Timothy B. Goodell, Esq.
                        Gregory P. Pryor, Esq.
            Fax:  212-354-8113

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery, except for a notice of a change of address, which shall be effective only upon receipt thereof.

      Section 9.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 9.9 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      Section 9.10 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      Section 9.11 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE COMPETENT STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY, AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT DELIVERY OR SENDING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.7, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 9.12 Headings. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 9.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

      Section 9.14 Termination. This Agreement shall terminate, and none of Parent, Sub or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (a) the mutual consent of Parent, Sub and HM4 Triton and
(b) by any of Parent, Sub or HM4 Triton if the Subject Shares have not been acquired by Sub on or prior to December 31, 2001; or (c) by HM4 Triton if Sub is in material breach of its obligations under Section 4.2; provided, that no party that is in material breach of this Agreement may terminate this Agreement; provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 9.4, 9.5, 9.7, 9.9, 9.11 and this Section 9.14 shall survive the termination of this Agreement.

      Section 9.15 Affiliates. As used in this Agreement, an "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that for the purposes of this Agreement, the Company shall not be deemed to be an "Affiliate" of any Shareholder.

      Section 9.16 No Recourse. The partners, members, officers, directors, shareholders and Affiliates of a Shareholder shall not have any personal liability or obligation to any Person arising under this Agreement in such capacities. Each Shareholder's liability under this Agreement shall be several and not joint and in all events shall be limited with respect to each Shareholder to the amount of cash consideration actually received by such Shareholder in the

Offer or pursuant to this Agreement in respect of such Shareholder's Ordinary Shares and Preferred Shares set forth on Annex A.

                                    * * *

      IN WITNESS WHEREOF, Parent, Sub and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

AMERADA HESS CORPORATION


By: /s/ JOHN B. HESS
    _________________________________
    Name:  John B. Hess
    Title: Chairman of the Board and Chief Executive Officer

AMERADA HESS (CAYMAN) LIMITED


By: /s/ J. BARCLAY COLLINS
    _________________________________
  Name:  J. Barclay Collins
  Title: Director

TRITON ENERGY LIMITED


By: /s/ A.E. TURNER, III
    _________________________________
  Name:  A.E. Turner, III
  Title: Senior Vice President

HM4 Triton, L.P.

     By: HM4/GP Partners Cayman, L.P., its general partner

         By:  HM GP Partners IV Cayman, L.P., its general partner

              By: HM Fund IV Cayman, LLC, its general partner


                  By /s/ THOMAS O. HICKS
                     ______________________________________
                      Name:
                      Title:

/s/ THOMAS O. HICKS
____________________________________
Thomas O. Hicks

TOH Investors, L.P.

     By: TOH Management Company, LLC, its general partner


         By:  /s/ THOMAS O. HICKS
              ______________________________________
              Name: Thomas O. Hicks
              Title:

TOH, Jr. Ventures, Ltd.

     By: TOH Management Company, LLC, its general partner


         By:  /s/ THOMAS O. HICKS
              ______________________________________
              Name: Thomas O. Hicks
              Title:

Catherine Forgrave Hicks 1993 Trust


By: /s/ THOMAS O. HICKS
    _________________________________
    Thomas O. Hicks,
    Trustee

John Alexander Hicks 1984 Trust


By: /s/ THOMAS O. HICKS
    _________________________________
    Thomas O. Hicks,
    Trustee

Mack Hardin Hicks 1984 Trust


By: /s/ THOMAS O. HICKS
    _________________________________
    Thomas O. Hicks,
    Trustee

Robert Bradley Hicks 1984 Trust


By: /s/ THOMAS O. HICKS
    _________________________________
    Thomas O. Hicks,
    Trustee

William Cree Hicks 1992 Trust


By: /s/ THOMAS O. HICKS
    _________________________________
    Thomas O. Hicks,
    Trustee

                                     ANNEX A

        LIST OF SHAREHOLDERS AND OWNERSHIP OF ORDINARY SHARES, $0.01 PAR
         VALUE AND 8% CONVERTIBLE PREFERENCE SHARES, $0.01 PAR VALUE OF
                              TRITON ENERGY LIMITED

                                                                                                                      8%
                                                                                               ORDINARY           PREFERENCE
            SHAREHOLDER                                      ADDRESS                            SHARES              SHARES
            -----------                                      -------                            ------              ------
HM4 Triton, L.P.                            c/o Hicks, Muse, Tate & Furst Incorporated         1,434,252           5,030,835
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

Thomas O. Hicks                             c/o Hicks, Muse, Tate & Furst Incorporated           295,515             14,507
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

TOH Investors, L.P.                         c/o Hicks, Muse, Tate & Furst Incorporated             3,007              10,548
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

TOH, Jr. Ventures, Ltd.                     c/o Hicks, Muse, Tate & Furst Incorporated               434                 470
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

Catherine Forgrave Hicks 1993 Trust         c/o Hicks, Muse, Tate & Furst Incorporated               133                 465
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

John Alexander Hicks 1984 Trust             c/o Hicks, Muse, Tate & Furst Incorporated               133                 465
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

Mack Hardin Hicks 1984 Trust                c/o Hicks, Muse, Tate & Furst Incorporated               133                 465
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

Robert Bradley Hicks 1984 Trust             c/o Hicks, Muse, Tate & Furst Incorporated               133                 465
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

William Cree Hicks 1992 Trust               c/o Hicks, Muse, Tate & Furst Incorporated               133                 465
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, TX 75201

                                     ANNEX B

      Sub shall not be required to purchase any Subject Shares if (i) the Subject Shares shall have been purchased pursuant to the Offer, (ii) any applicable waiting period (and any extension thereof) under the Antitrust Laws shall not have expired or been terminated, or (iii) if, at any time on or after the date of this Agreement and at or before the time of payment for any Subject Shares, any of the following shall exist:

      (a) there shall be threatened, instituted or pending any action or proceeding by any Governmental Entity, (i) challenging or seeking to, or which could reasonably be expected to, make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the transactions contemplated by this Agreement, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Sub of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to compel Parent or Sub to dispose of or hold separately all or any material portion of the business or assets of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or Sub to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or Sub effectively to exercise full rights of ownership of the Subject Shares, including, without limitation, the right to vote any Subject Shares acquired or owned by Sub or Parent on all matters properly presented to the Company's shareholders (other than voting restrictions under applicable law in effect on the date of this Agreement), (iv) seeking to require divestiture by Parent or Sub of any Subject Shares, or (v) otherwise directly or indirectly relating to the transactions contemplated by this Agreement and which could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or on Parent and its Subsidiaries taken as a whole;

      (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued after the date of this Agreement and applicable to or deemed applicable to (i) Parent, Sub, the Company or any Subsidiary of the Company or (ii) the transactions contemplated by this Agreement by any Governmental Entity other than the routine application of the waiting period provisions of the HSR Act to the transactions contemplated by this Agreement, that could reasonably be expected to result directly or indirectly in any of the consequences referred to in paragraph (a) above;

      (c) except for inaccuracies in any representations or warranties of the Shareholders that result from actions or inactions required by this Agreement, any representation or warranty of the Shareholders and the Company contained in this Agreement shall not be materially true and correct as of the Closing; or

      (d) any Shareholder or the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant under this Agreement.

      The foregoing conditions are for the sole benefit of Parent and Sub and may be asserted by Parent or Sub, or may be waived by Parent or Sub, in whole or in part, at any time and from time to time in their respective sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
ARTICLE I

DEFINITIONS ..........................................................           2
      Section 1.1 Definitions ........................................           2

ARTICLE II

TENDER OF SHARES .....................................................           2
      Section 2.1 Tender of Shares ...................................           2

ARTICLE III

VOTING AND PROXY .....................................................           3
      Section 3.1 Agreement to Vote the Subject Shares ...............           3
      Section 3.2 Grant of Proxy .....................................           3
      Section 3.3 Nature of Proxy ....................................           4

ARTICLE IV

PURCHASE AND SALE ....................................................           4
      Section 4.1 Purchase and Sale ..................................           4
      Section 4.2 Closing ............................................           4
      Section 4.3 Subsequent Offering Period .........................           5

ARTICLE V

COVENANTS ............................................................           5
      Section 5.1 Generally ..........................................           5
      Section 5.2 No Solicitation of Other Offers ....................           5
      Section 5.3 Investor Rights Agreement ..........................           6
      Section 5.4 Conversion of Preferred Shares .....................           6
      Section 5.5 Compliance with Law; Acquisition Agreement .........           6
      Section 5.6 Extension of Initial Offering Period ...............           6

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS .......................           7
      Section 6.1 Due Organization, etc. .............................           7
      Section 6.2 Ownership of Shares ................................           7
      Section 6.3 No Conflicts .......................................           7
      Section 6.4 No Finder's Fees ...................................           8


                                       (i)

                                                                               Page
                                                                               ----

      Section 6.5 No Encumbrances ....................................           8
      Section 6.6 Reliance by Parent .................................           8
      Section 6.7 Investor Rights Agreement ..........................           8

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB .....................           8
      Section 7.1 Due Organization, etc. .............................           8
      Section 7.2 No Conflicts .......................................           9
      Section 7.3 Investment Intent ..................................           9
      Section 7.4 No Finder's Fees ...................................           9
      Section 7.5 Litigation .........................................           9
      Section 7.6 Ownership of Sub. ..................................           9
      Section 7.7 Reliance by Shareholder ............................          10

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY ........................          10
      Section 8.1 No Adjustment ......................................          10
      Section 8.2 Investor Rights Agreement ..........................          10

ARTICLE IX

MISCELLANEOUS ........................................................          10
      Section 9.1 Shareholder Capacity ...............................          10
      Section 9.2 Publication ........................................          10
      Section 9.3 Further Actions ....................................          11
      Section 9.4 Entire Agreement ...................................          11
      Section 9.5 Binding Effect; Benefit; Assignment ................          11
      Section 9.6 Amendments, Waivers, etc. ..........................          11
      Section 9.7 Notices ............................................          11
      Section 9.8 Specific Enforcement ...............................          12
      Section 9.9 Remedies Cumulative ................................          12
      Section 9.10 No Waiver .........................................          12
      Section 9.11 Applicable Law ....................................          12
      Section 9.12 Headings ..........................................          13
      Section 9.13 Counterparts ......................................          13
      Section 9.14 Termination .......................................          13
      Section 9.15 Affiliates ........................................          13
      Section 9.16 No Recourse .......................................          13

ANNEX A ..............................................................          18

ANNEX B ..............................................................          19


                                      (ii)